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                                   Exhibit 21

                         Subsidiaries of the Registrant

Set forth below are all of the subsidiaries of United Community Bancshares, Inc. and their state or jurisdiction of incorporation or organization.



                                        State or Jurisdiction of Incorporation
     Name                                      or Organization
     ----                               --------------------------------------

Signal Bank, Inc.                                 Minnesota
Goodhue County National Bank                      United States
Consumers Credit Corporation                      Minnesota
Unitech Services, Inc.                            Minnesota
United Capital Trust I                            Delaware